EXHIBIT 10.5

ACTIVCARD, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of              (the “Effective Date”) by and between ActivCard, Inc., a California corporation (the “Company”), and George Garrick, Esq. (the “Employee”).

1.	POSITION

You will serve as the Chief Executive Officer of ActivCard Corp. You will be responsible for all of the duties normally attributed to the Chief Executive Officer of any company. Your office will be located at the Company’s headquarters at 6623 Dumbarton Circle, Fremont, California.

You shall report to the ActivCard Corp. Board of Directors (the “Board of Directors”) and shall perform such other duties as the Board of Directors may from time to time require, consistent with the general level and type of duties and responsibilities customarily associated with such position.

You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of you pursuant to the terms of this Agreement, and will do so to the reasonable satisfaction of the Board of Directors. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, except that you may engage in a reasonable amount of related and complementary activities which are consistent with the position of CEO but do not interfere with your duties to the Company. You will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Board of Directors, except for your obligations as a Board Member of Comscore, Inc. which pre-date this agreement. Consent from the Board for additional such activities which to not materially interfere with your responsibilities as CEO of ActivCard will not be unreasonably withheld. You will not directly or indirectly engage or participate in any business that is competitive in ay manner with the business of the Company. Nothing in this Agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards or charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange, with prior approval from the Board of Directors.

2.	COMPENSATION

a. Base Salary: You will be paid a monthly salary of $29,166.67, which is equivalent to $350,000 on an annualized basis. Your salary will be payable in equal bimonthly installments pursuant to the Company’s regular payroll practices (or in the same manner as other employees of the Company), and shall be subject to the usual, required withholding of income and employment taxes. Your annual salary of $350,000 together with any increases thereto, shall be referred to in this Agreement as your “Base Salary.” Base Salary will be subject to annual review by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

b. Incentive Bonus. You will be eligible for a 100% target bonus (“100% Target Bonus”) of up to one hundred percent (100%) of your Base Salary. Your 100% Target Bonus will be based on personal and company fiscal year performance and paid in February or other dates as may be determined by the Compensation Committee, based on the achievement of performance objectives to be determined by the Compensation Committee each year. For 2003, your 100% Target Bonus will be prorated, based on the number of days you are employed prior to the fiscal year-end and guaranteed at seventy-five percent (75%) of the pro-rated amount thereof.

3.	EMPLOYEE BENEFITS

During your employment, you shall be eligible to participate in the employee benefits plan currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including the Company group health insurance, dental insurance and 401(k) plans. The Company reserves the right to cancel or change the employee benefit plans and programs it offers to its employees at any time. You will be given a copy of, and must abide by, the Company’s employee handbook and employee benefit plan documents which will describe more fully these and other benefits of your employment, as well as the personal policies and procedures which apply to employment with the Company.

4.	EXPENSE REIMBURSEMENT

You will be authorized to incur ordinary, necessary and reasonable travel, entertainment and other business expenses in connection with your duties. The Company shall reimburse you for such expenses upon presentation of appropriate supporting documentation in accordance with the Company’s standard reimbursement policy.

5.	STOCK OPTIONS

a. Base Option Grant. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option (the “Base Option”) to purchase 1,250,000 shares of ActivCard Corp. Common Stock (the “Base Option Shares”). The Base Option will have an exercise price equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors. The Base Option will vest with respect to (i) twenty-five percent (25%) of the Base Option Shares upon your completion of one (1) year of service measured from the Effective Date and (ii) the balance of the Base Option Shares in a series of thirty-six (36) successive equal monthly installments upon your completion of each additional month of service over the three (3)-year period measured from the first anniversary of the Effective Date. Vesting of the Base Option will depend on your commencement of and continued employment with the Company. In no event will the Base Option vest for any additional option shares after your cessation of employment service. The Base Option will be subject to the terms of the ActivCard Corp. 2002 Stock Option Plan. You agree to execute the Company’s form Stock Option Agreement, except as modified to reflect the terms herein. Of these “Base Option” shares, the Company will grant the maximum number of options permissible in the form of Incentive Stock Options, with the remainder of options to be issues as Non-qualified options.

b. Supplemental Option Grant. The Company will also recommend that the Board of Directors grant you an option (the “Supplemental Option”) to purchase 750,000 shares of the ActivCard Corp. Common Stock (the “Supplemental Option Shares”). The Supplemental Option will have an exercise price equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors. The Supplemental Option will vest with respect to one-third (1/3) of the Supplemental Option Shares at the end of the fifth, sixth and seventh (5th, 6th and 7th) years following the date of grant, provided that you continue to be employed by the Company on each such date. However, at such time when the criteria referred to in (i), (ii) and (iii) below are met, the unvested portion of the Supplemental Option will fully vest and become exercisable as follows:

(i) 250,000 of the Supplemental Option Shares will vest at such time as the per share closing price of ActivCard Corp. Common Stock on the Nasdaq National Market reaches and exceeds $20 each trading day for a consecutive period of 90 calendar days;

(ii) 250,000 of the Supplemental Option Shares will vest at such time as the per share closing price of ActivCard Corp. Common Stock on the Nasdaq National Market reaches and exceeds $30 each trading day for a consecutive period of calendar 90 days; and

(iii) 250,000 of the Supplemental Option Shares will vest at such time as the per share closing price of ActivCard Corp. Common Stock on the Nasdaq National Market reaches and exceeds $40 each trading day for a consecutive period of calendar 90 days.

Other than with respect to the vesting provisions of the Supplemental Option, the Supplemental Option will be subject to the terms of the ActivCard Corp. 2002 Stock Option Plan. You agree to execute the Company’s form Stock Option Agreement, except as modified to reflect the terms herein.

Any right to purchase the Base Option Shares or the Supplemental Option Shares over time in no way alters the employment “at will” relationship described below.

c. Change of Control. If there is a “Change of Control” (as defined below) and within one (1) year following the Change of Control, the Company or successor corporation terminates your employment without “Cause” (as defined below) or you resign your employment for “Good Reason” (as defined below), or you do not retain the title of Chief Executive Officer of the controlling corporation following the Change of Control, the vesting of the Base Option will accelerate so that you acquire a vested interest in one hundred percent (100%) of the Base Option Shares at the time of such termination. In such event, you will also be eligible to receive the severance pay benefits described in Section 6 The Supplemental Option will be accelerated in the event of a Change of Control only to the extent that the per share sale price of ActivCard Corp. meets or exceeds the share price thresholds of the Supplemental Option as set forth in clauses (b)(i), (ii) and (iii) above, and any unvested portion of the Supplemental Option will terminate on the date of such Change of Control. In the event that any accelerated vesting of the Supplemental Option Shares is justified by the sale price, such vesting shall occur on the date of closing of the transaction without regard to your employment status following the closing of the transaction. The acceleration of vesting of options and payment of severance benefits under this Section 5 is conditioned upon your execution of a general release in the form of the Settlement Agreement and Release attached hereto as Exhibit A. The Company will make reasonable efforts to structure any payments called for under this paragraph in a manner such that they will not constitute a “Parachute Payment” as such term is defined in Section 280G of the Internal Revenue Code of 1986 (the “Code”), including the excise tax imposed pursuant to Section 4999 of the Code.

6.	SEVERANCE

If your employment with the Company is terminated by the Company without “Cause” (as defined herein), then you shall be entitled to receive the following severance benefits:

a. You will receive one-year’s (1) Base Salary plus 100% Target Bonus compensation (less applicable withholding taxes), which will be pro-rated, based on the number of days you are employed in the fiscal year; and

b. The same level of health (i.e. medical and dental) coverage and benefits as in effect for you on the day immediately preceding the day of termination of employment; provided however, that (i) you constitute a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (ii) you elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company shall continue to provide you with such health coverage until the earlier of (i) the date you are no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) twelve (12) months from termination date.

Payment by the Company of any severance benefits is conditioned upon your execution of a general release in the form of the Settlement Agreement and Release attached hereto as Exhibit A.

7.	DEATH OR DISABILITY

Your employment shall terminate automatically in the event of your death or “Disability”. In the event your employment terminates for death or Disability, you will receive death benefits in accordance with Company benefit plans.

8.	CERTAIN DEFINITIONS

a. “Good Reason.” As used in this Agreement, a resignation for “Good Reason” will occur if you resign your employment as a result of and (a) within sixty (60) days after a material reduction without Cause in your primary duties and responsibilities, or (b) within thirty (30) days after a reduction without Cause by more than fifteen percent (15%) in your starting Base Salary, or (c) within thirty (30) days after the Company relocates you to an office or location that is more than fifty (50) miles from the office you were originally hired to work for the Company.

b. “Cause.” As used in this Agreement, “Cause” shall mean any of the following:

(i) Failure to Perform Duties. You willfully refuse to use your best efforts to carry out the lawful material duties consistent with your position and as directed by the Board, and after written notice thereof which sets forth in detail the specific respects in which the Board believes you have not substantially performed your duties, you fail to correct such behavior within a reasonable period of time but not more than thirty (30) days after being served with written notice.

(ii) Adverse Conduct. You are convicted of, plea “guilty” or “no contest” to a felony offense or commit any act of misconduct which is likely to be materially detrimental to the reputation of the Company, or commit an act of dishonesty, fraud, embezzlement, misappropriation or financial dishonesty against the Company; or

(iii) Breach Agreement or Policy. You materially breach this Agreement, the Proprietary Information and Inventions Agreement, or any other material written agreement between you and the Company or you materially breach or violate any lawful material employment policy of the Company, which is detrimental to the Company, including those prohibiting harassment of another employee.

c. “Change of Control.” As used in this Agreement, “Change of Control” shall mean the sale of all or substantially all of the assets of the Company to a non-affiliate, or any merger or consolidation of ActivCard Corp. with or into another corporation or any other transaction in which the holders of more than 50% of the shares of capital stock of ActivCard Corp. outstanding immediately prior to such transaction do not continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) 50% or more of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction. For further clarification, a reorganization or similar transaction amongst ActivCard Corp. and/or its affiliates shall not be deemed to constitute a Change of Control.

d. “Disability.” As used in this Agreement, “Disability” shall mean that you have failed to perform your duties under this Agreement after reasonable accommodation by the Company for a period of not less than ninety (90) consecutive days as a result of your incapacity due to physical or mental injury, disability, injury or illness.

9.	CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”) a copy of which is enclosed for your review and execution, prior to or on your first day of employment.

10.	CONFIDENTIALITY OF TERMS

You agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this Agreement, regarding salary, bonuses, or stock purchases or options to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice subject to their agreement to maintain the information in confidence. You are not, however, restricted from making disclosures which are required by law, or which represent normal disclosures and business practice for publicly traded corporations.

11.	AT-WILL EMPLOYMENT

Your employment with the Company shall be for no specified period or term and shall constitute “at-will” employment. Accordingly, you are free to terminate your employment at any time, with or without cause, for any or no reason, and the Company is free to terminate your employment at any time, with or without Cause, for any or no reason subject to the provisions of paragraph 6 of this agreement. Any contrary representations which may have been made or which may be made to you are superseded by this Agreement.

12.	APPLICABLE LAW; SEVERABILITY

This Agreement shall be governed by the laws of the State of California, without reference to rules relating to conflicts of law. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision.

13.	SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon the Company’s successors and assigns and upon your heirs, executors, administrators, estate, successors and assigns. For all purposes under this Agreement, the term “Company” shall include any affiliates of the Company and any successor to the Company’s business and/or assets, which becomes bound by this Agreement. You may not assign this Agreement.

14.	NO INCONSISTENT OBLIGATIONS

By signing this Agreement and accepting this offer of employment, you represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations set forth in this Agreement. You also represent and warrant that you will not use or disclose, in connection with your employment by the Company, any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title, or interest and that your employment by the Company as contemplated by this Agreement will not infringe upon or violate the rights of any other person or entity. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employers.

15.	ENTIRE AGREEMENT

This Agreement together with the Confidentiality Agreement, sets forth the full and complete agreement between the Company and you regarding the subject matter hereof and supersedes any and all prior representations or agreements between you and the Company, if any, whether written or oral, except for the Stock Option Agreements and Stock Purchase Agreements referenced above. This Agreement may not be modified or amended except by a written agreement, signed by you and a member of the Board of Directors. No failure on the part of the Company or you to exercise any power, right or privilege or remedy under this Agreement, and no delay on the part of the Company or you in such exercise shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other further exercise thereof or any other power, right, privilege or remedy. Any waiver must be in writing and executed by the parties. The captions contained in this Agreement are for convenience only and shall not be considered part of this

Agreement.

All definitions used in this Agreement shall apply to the Exhibits to this Agreement, the letter of employment and other related documentation signed simultaneously.

DATED:	Sept 17, 2003	/s/ GEORGE GARRICK

George Garrick, Esq.

DATED:		ACTIVCARD, INC.

By:

Title: